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                                                                     EXHIBIT 3.1

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              foreignTV.com, Inc.

                 Under Section 245 of the Delaware Corporation

     The undersigned, President of foreignTV.com, Inc., a corporation existing under the laws of the State of Delaware, DOES HEREBY CERTIFY as follows:

     FIRST:  That the name of the corporation is

                              foreignTV.com, Inc.

     SECOND: That the Certificate of Incorporation of the corporation was filed with the Secretary of State of Delaware on November 12, 1998.

     THIRD: That this Restated Certificate of Incorporation amends the provisions of the Corporation's Certificate of Incorporation by deletion of Articles Fourth, Fifth and Sixth, and by insertion of new Articles Fourth and Fifth thereof and the corresponding renumbering of the said Articles, which was duly adopted by the Board of Directors of the Corporation, was declared advisable by Board of Directors and approved by written consents executed by the holders of a majority of the outstanding stock of the Corporation entitled to vote thereon in the manner prescribed by Sections 228 and 242 of the Delaware General Corporation Law. This Restated Certificate of Incorporation was duly adopted in the manner prescribed by Section 245 of the Delaware General Corporation Law.

     FOURTH: That the text of the Certificate of Incorporation of foreignTV.com, Inc. is hereby restated to read in full as follows:
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     FIRST:  The name of this corporation shall be:

                              foreignTV.com, Inc.

     SECOND: Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle, DE 19805, and its registered agent at such address is The Company Corporation.

     THIRD:  The purpose or purposes of the corporation shall be:

          To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH: a. The Corporation shall be authorized to issue the following shares of stock:

  Class of Shares               Number of Shares                Par Value
  ---------------               ----------------                ---------
Common Shares                      30,000,000                     $0.01
Preferred Shares                        5,000                     $0.01

             b. The designation and the powers, preferences and rights, and the qualifications or restrictions of the Preferred Shares are as follows:

                    (1) The Preferred Shares shall be issued from time to time in one or more series, with such distinctive serial designations as shall be stated and expressed in the resolution or resolutions providing for the issue of such Preferred Shares from time to time adopted by the Board of Directors; and in such resolution or resolutions providing for the issue of Preferred Shares of each particular series, the Board of Directors is expressly authorized to fix the annual rate or rates of dividends for the particular series; the dividend payment dates for the particular series and the date from which dividends on all Preferred Shares of such series issued prior to the record date for the first dividend payment date shall be cumulative; the redemption price or prices for the particular series; the voting powers for the particular series; the rights, if any, of holders of the Prefered Shares of the particular series to convert the same into shares of any other series or class or other securities of the Corporation, with any provisions for the subsequent adjustment of such conversion rights; and to classify or reclassify any unissued preferred shares by fixing or altering from time to time any of the foregoing rights, privileges and qualifications.

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                    (2) All the Preferred Shares of any one series shall be
          identical with each other in all respects, except that Preferred Shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all Preferred Shares shall be of equal rank, regardless of series and shall be identical in all respects except as to the particulars fixed by the Board of Directors as hereinabove provided or as fixed herein.

               c. (1) Subject to the preferential dividend rights applicable to Preferred Shares, the holders of Common Shares shall be entitled to receive such dividends as may be declared by the Board of Directors

                    (2) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after distribution in full of the preferential amounts to be distributed to the holders of Preferred Shares, the holders of Common Shares shall be entitled to receive all of the remaining assets of the Corporation available for distribution to holders of Common Shares, ratably in proportion to the number of Common Shares held by them.

                    (3) Except as otherwise required by statute or as otherwise provided in this Certificate of Incorporation, the holders of Common Shares shall be entitled to vote on all matters at all meetings of the stockholders of the Corporation and shall be entitled to one vote for each Common Share entitled to vote at such meeting, voting together, as one Class with the holders of Preferred Shares who are entitled to vote, if any such Preferred Shares are then outstanding and not as a separate class.

     FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders:

          a. The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided, in the by-laws of the Corporation. Election of directors need not be by ballot unless the by-laws so provide.

          b. The Board of Directors shall have power, without the consent, assent or vote of the stockholders, to do the following:

               (1) to make, alter, amend, change, add to, or repeal the by-laws of the corporation;

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Amended and Restated Certificate of Incorporation                         Page 3
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               (2) to fix and vary the amount to be reserved for any proper purpose;

               (3) to authorize and cause to be executed mortgages and liens and other security interest upon all or any part of the property of the corporation;

               (4) to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends;

               (5) to determine from time to time whether, and to what times and places and under what conditions the accounts and books of the corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders.

          c. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

          d. The corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended, from time to time, indemnify all persons whom it may indemnify pursuant thereto.

          e. A director of the corporation shall not be personal ly liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to

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Amended and Restated Certificate of Incorporation                         Page 4
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the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve gross and intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director knowingly derived an improper personal benefit.

          f. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the corporation or is or was serving at the request of the corporation as a director or officer, of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of his or her heirs, executors and administrators: provided, however, that, except as provided in paragraph (e) hereof, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the corporation. The right to indemnification conferred in this paragraph shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this paragraph or otherwise. The corporation may, by action of its board of directors, provide indemnification to employees and agents

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Amended and Restated Certificate of Incorporation                         Page 5
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of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

          g. If a claim under paragraph (f) of this Article Fifth is not paid in full by the corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim, including reasonable attorneys fees. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

          h. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article Fifth shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

          i. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     IN WITNESS WHEREOF, I have signed this certificate this 27th day of January, 1999.

                            /s/ Albert T. Primo
                            ------------------------
                            Albert T. Primo
                            President

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Amended and Restated Certificate of Incorporation                         Page 6